EXPENSE REIMBURSEMENT AGREEMENT

THIS EXPENSE REIMBURSEMENT AGREEMENT is made by and among Ivy Investment Management Company (“IICO”), Ivy Distributors, Inc. (“IDI”), Waddell & Reed Services Company, doing business as WI Services Company (“WISC”), and Ivy Funds (the “Trust”) on behalf of each series of the Trust set forth below (each a “Fund” and, collectively, the “Funds”).

WHEREAS, Ivy Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Fund is a series of Ivy Funds; and

WHEREAS, Ivy Funds, IICO, IDI and WISC have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which each Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1

Applicable Reimbursement Level and Term of Reimbursement. For the period from February 1, 2021 through January 31, 2022, IICO, IDI and/or WISC agrees to reimburse sufficient management fees, Rule 12b-1 fees and/or shareholder servicing fees to cap the total annual ordinary fund operating expenses (which would exclude interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) for the Class of shares of each Fund set forth below at the level in the following table (the “Reimbursement Amount”):

Fund	Class A	Class B	Class C	Class E	Class I	Class N	Class R	Class Y
Ivy Apollo Multi-Asset Income Fund	1.28%		2.16%		0.75%	0.75%
Ivy Apollo Strategic Income Fund	1.14%		1.82%		0.67%	0.67%		1.10%
Ivy California Municipal High Income Fund	0.80%				0.60%
Ivy Crossover Credit Fund	0.90%				0.65%	0.65%
Ivy Government Securities Fund	0.97%	2.02%	1.85%		0.72%
Ivy International Small Cap Fund	1.44%				0.99%	0.99%
Ivy Pictet Emerging Markets Local Currency Debt Fund	1.23%		2.00%		0.80%	0.80%		1.25%
Ivy Pictet Targeted Return Bond Fund	1.37%		2.08%		1.00%	0.87%		1.25%
Ivy PineBridge High Yield Fund	0.99%				0.72%	0.72%
Ivy ProShares Interest Rate Hedged High Yield Index Fund	0.90%			0.81%	0.65%
Ivy ProShares MSCI ACWI Index Fund	0.89%			0.70%	0.65%
Ivy ProShares Russell 2000 Dividend Growers Index Fund	0.88%			0.71%	0.65%	0.65%
Ivy ProShares S&P 500 Bond Index Fund	0.65%			0.59%	0.40%
Ivy ProShares S&P 500 Dividend Aristocrats Index Fund	0.74%			0.60%	0.50%	0.50%

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1.2

Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the management fees, Rule 12b-1 fees and/or shareholder servicing fees payable under the Investment Management Agreement, Rule 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid directly by IICO, IDI and/or WISC. Such offset shall be taken, or such direct payment shall be paid, two times per year within 30 days following the date of a Fund’s applicable semi-annual or annual reporting period.

2.	Termination and Effectiveness of Agreement.

2.1

Termination. This Agreement shall terminate with respect to the applicable Class of shares of the Fund upon termination of the Fund’s Investment Management Agreement, Rule 12b-1 Plan and/or Shareholder Servicing Agreement or on January 31, 2022, whichever comes first. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act. This Agreement supersedes any prior expense reimbursement agreements between a Fund, IICO, IDI and WISC, as it relates specifically to the waivers identified above.

2.2	Effectiveness. This Agreement shall be effective February 1, 2021.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2

Interpretation. Nothing contained herein shall be deemed to require the Board of Trustees of Ivy Funds or the Funds to take any action contrary to the Ivy Funds’ Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Ivy Funds of its responsibility for and control of the conduct of the affairs of Ivy Funds or the Fund.

3.3

Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart in, or otherwise derived from, the terms and provisions of the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of November 11, 2020.

IVY FUNDS

By:
Jennifer K. Dulski, Secretary

IVY INVESTMENT MANAGEMENT COMPANY

By:
Joseph W. Kauten, Vice President

IVY DISTRIBUTORS, INC.

By:
Amy J. Scupham, President

WADDELL & REED SERVICES COMPANY

By:
Joseph W. Kauten, Senior Vice President